Exhibit 10.3
DESCRIPTION OF THE KIMBALL ELECTRONICS, INC.
PROFIT SHARING INCENTIVE BONUS PLAN

The Plan. Kimball Electronics, Inc. (the “Company”) believes that the long-term success of the Company depends, in part, on its ability to recruit and retain outstanding individuals as employees and to furnish these employees maximum incentive to improve operations and increase profits. The Company also believes it is important to align compensation of officers and salaried employees with the common interests of Share Owners of the Company.
The Kimball Electronics, Inc. Profit Sharing Incentive Bonus Plan (the “Plan”) includes profit determinations at two levels within the Company: (1) Worldwide for Company-wide performance (“Worldwide”); and (2) at a Business Unit level for the performance of designated operations within the Company (“Business Unit”).
All executive officers and other eligible employees participate at the Worldwide or Business Unit level, or a combination thereof.
Goal. The goal of the Plan is to link an employee's compensation with the long-term financial success of the Company. The intent is to encourage participants to think, act and be rewarded like owners, and to seek out and undertake initiatives that continuously improve the long-term performance of the Company.
Eligibility. Executive officers and full-time salaried employees of the Company, except those covered under commission compensation programs, are eligible to participate in the Plan (“Participants”).
Bonus Criteria. The Plan measures profitability in terms of “economic profit”, generally equal to net income less the cost of capital. New capital expenditures are not included in computing the cost of capital for an appropriate period to encourage needed capital investments. The Compensation and Governance Committee (“Committee”) of the Board of Directors (the “Board”) of the Company approves the economic profit tiers (“Targets”) within 90 days after the commencement of each fiscal year, usually in late July or early August (“Relevant Time Period”). The Committee, within the Relevant Time Period, may adjust for non-operating income and loss and other profit-computation elements as it deems appropriate to provide optimal incentives for eligible employees.
Bonus Amounts. The Plan establishes potential bonus amounts as a range of percentages of the Participant's salary, with the bonus percentage increasing with higher levels of profitability. The Plan also establishes different bonus percentage ranges across several Participant categories, setting higher bonus-percentage ranges for Participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company's profitability.
The CEO’s payout will be ten percentage points higher than the other executive officers in the Worldwide Plan with a cap of 110%. Other than the CEO, at the highest responsibility levels, Participants may earn bonuses of up to 100 percent of base salary. The Plan is designed so that Participants will achieve maximum bonuses only if the Company achieves economic profitability near the top quartile of leading public companies and/or its competitors.
Administration. For a particular fiscal year, the Committee must approve the Targets, profit-computation adjustments, and any other conditions at the Worldwide profitability level within the Relevant Time Period. Company management will determine the comparable features for each Business Unit profitability level.
At the end of each fiscal year, but before Plan bonuses may be paid, the Committee must certify in writing that Targets and other conditions have been satisfied. The Committee does not have the discretion to increase, but can decrease, the amount of any bonus for the Named Executive Officers.

The Board may amend or terminate the Plan effective for future fiscal years. The Board will not, however, amend the Plan without Share Owner approval if such approval is required to comply with applicable laws or to comply with applicable stock exchange requirements.
Bonus Payments. Bonus earned under the Plan for a particular fiscal year is accrued annually and earned and paid after the end of the fiscal year, unless local country requirements dictate otherwise. In the United States, bonus payments are earned and payable 60% in August and 40% in January after the end of the fiscal year. This schedule varies in the Company’s global locations based on local pay practices and regulations. Bonus payments totaling less than $2,000 are paid in a lump sum in August.
Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement or benefit plan, participants must be actively employed on each payment date to be eligible to earn and receive any unpaid installments. If a participant’s termination of employment is caused by retirement, death, disability, or certain other circumstances described in a participant’s employment agreement or benefit plan, the participant (or beneficiary, in the event of the participant’s death) will be entitled to receive all bonus payments for the previous fiscal year and a pro rata share for the current fiscal year, all to be paid in full within 2½ months after the end of the Company’s fiscal year.